UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2010

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                  Federal                         0-25165                          14-1809721
                                                                 (State or Other Jurisdiction                              (Commission File No.)                               (I.R.S. Employer
                                                                   of Incorporation)                                                                                                              Identification No.)

                                                                               302 Main Street, Catskill NY                                                  12414
                                                                     (Address of Principal Executive Offices)                                                                            (Zip Code)

Registrant’s telephone number, including area code:      (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02        Results of Operations and Financial Condition.

On January 27, 2010, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for fiscal quarters and six-months ended December 31, 2010 and 2009.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01        Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

 99.1                                        Press release dated January 27, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  February 2, 2010                                                                By: /s/ Donald E. Gibson
    Donald E. Gibson
    President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – January 27, 2010-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the six months and quarter ended December 31, 2009.  Net income for the six months ended December 31, 2009 amounted to $2.4 million or $0.58 per basic and diluted share as compared to $1.8 million or $0.45 per basic and diluted share for the six months ended December 31, 2008, an increase of $559,000, or 30.4%. Net income for the quarter ended December 31, 2009 amounted to $1.2 million or $0.29 per basic and diluted share as compared to $1.0 million or $0.25 per basic and diluted share for the quarter ended December 31, 2008, an increase of $184,000, or 17.8%.

Donald E. Gibson, President & CEO stated, “Since 1889, our community has counted on us to keep their money safe. As we look ahead to 2010, you can count on our continued vigilance. We are pleased to report again this quarter strong earnings and capital ratios, along with record period-end assets, deposits, and loans. In addition as of December 31, 2009, we had no “other real estate owned” that is, real estate acquired through the foreclosure process.”

The most significant factor contributing to the higher earnings was higher net interest income, which increased to $8.6 million for the six months ended December 31, 2009 as compared to $7.7 million for the six months ended December 31, 2008, an increase of $891,000 or 11.6%.  Net interest income increased to $4.3 million for the quarter ended December 31, 2009 as compared to $4.0 million for the quarter ended December 31, 2008, an increase of $371,000 or 9.3%.  Net interest rate spread increased 4 basis points to 3.64% for the six months ended December 31, 2009 as compared to 3.60% for the six months ended December 31, 2008.  Net interest rate spread increased 10 basis points to 3.65% for the quarter ended December 31, 2009 as compared to 3.55% for the quarter ended December 31, 2008.  Net interest margin decreased 5 basis points to 3.84% for the six months ended December 31, 2009 as compared to 3.89% for the six months ended December 31, 2008.  Net interest margin increased 4 basis points to 3.85% for the quarter ended December 31, 2009 as compared to 3.81% for the quarter ended December 31, 2008.  The increase in average balances, along with the widening of the net interest spread led to an increase in net interest income when comparing the six months and quarters ended December 31, 2009 and 2008.

                Management continues to closely monitor asset quality and adjust the level of the allowance for loan losses when necessary.   The provision for loan losses amounted to $677,000 and $613,000 for the six months ended December 31, 2009 and 2008, respectively, an increase of $64,000 or 10.4%.  The provision for loan losses amounted to $429,000 and $418,000 for the quarters ended December 31, 2009 and 2008, respectively, an increase of $11,000.  The increases in provisions for loan losses were partially a result of growth in the loan portfolio, with a continued shift to a greater level of commercial loans, and an increase in the amount of nonperforming assets and loan charge-offs.  The commercial real estate and installment loan portfolio as a percent of total loans has increased to 24.1% at December 31, 2009 from 18.2% at December 31, 2008.   Generally, commercial loans are considered to have greater credit risk, and require a higher level of allowance for loan loss.   Nonperforming assets amounted to $3.6 million and $1.8 million at December 31, 2009 and 2008, respectively, an increase of $1.8 million or 100%.  Of this increase, $1.0 million was in residential mortgage loans, and $822,000 was in commercial real estate loans. Nonperforming assets decreased $530,000 from $4.1 million at September 30, 2009.    Net charge-offs amounted to $419,000 and $293,000 for the six months ended December 31, 2009 and 2008, respectively, an increase of $126,000.  The increase in the level of nonperforming assets and charge-offs reflected the decline in the overall economy. As a result, the level of allowance for loan losses to total loans receivable has been increased to 1.28% as of December 31, 2009 as compared to 0.84% as of December 31, 2008.

Noninterest income increased $211,000 to $2.4 million for the six months ended December 31, 2009 compared to $2.2 million for the six months ended December 31, 2008.  Noninterest income remained flat at $1.2 million for the quarters ended December 31, 2009 and 2008.    Noninterest income for the six months ended December 31, 2008 reflected an impairment charge of $221,000 ($135,000 net of tax) related to the other-than-temporary impairment of a Lehman Brothers Holdings, Inc. debt security.   There were no other-than-temporary impairment charges recognized during the six months ended December 31, 2009.

Noninterest expense increased $174,000 or 2.7% to $6.7 million for the six months ended December 31, 2009 as compared to $6.5 million for the six months ended December 31, 2008.  Noninterest expense increased $150,000 or 4.8% to $3.3 million for the quarter ended December 31, 2009 as compared to $3.2 million for the quarter ended December 31, 2008. The increases for both the six months and the quarter ended December 31, 2009 were primarily the result of an increase in FDIC insurance premium expense due to both higher deposit balances and an increase in the rates assessed against the deposits as well as higher compensation and depreciation due to the opening of the new Ravena branch in January 2009.   The Company also has increased staffing as a result of the creation of a new customer service call center and the expansion of the marketing department.  Partially offsetting the increase for the six months ended December 31, 2009, was a decrease in pension expense.  During the six months ended December 31, 2008, the Company accrued $351,000 toward the expected future termination of its currently frozen defined benefit plan.  The defined benefit pension plan was transferred to a single-employer plan from the previously existing multi-employer plan during the fourth quarter of the fiscal year ended June 30, 2009.  As a result, pension expense decreased by $347,000 for the six months ended December 31, 2009 when compared to the six months ended December 31, 2008.

Total assets grew $12.6 million or 2.7% to $473.1 million at December 31, 2009 as compared to $460.5 million at June 30, 2009.  Securities classified as both available for sale and held to maturity decreased $7.0 million to $154.6 million at December 31, 2009 as compared to $161.6 million at June 30, 2009.  Net loans increased $15.5 million or 5.8% to $283.4 million at December 31, 2009 as compared to $267.9 million at June 30, 2009.  Funding the growth in assets in the six months ended December 31, 2009 was increased borrowings of $10.3 million to $29.3 million, and maturities, sales and principal paydowns of $16.7 million partially offset by $9.5 million in purchases.   Deposits grew $505,000 to $399.2 million at December 31, 2009 as compared to $398.7 million at June 30, 2009.   Total shareholders’ equity amounted to $42.6 million at December 31, 2009, or 9.0% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its eleven branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Six		At or for the Three
	Months Ended December 31,		Months Ended December 31,
	2009	2008	2009	2008
Dollars In thousands, except share and per share data
Interest income	$11,386	$11,138	$5,730	$5,802
Interest expense	2,799	3,442	1,382	1,825
Net interest income	8,587	7,696	4,348	3,977
Provision for loan losses	677	613	429	418
Noninterest income	2,440	2,229	1,237	1,183
Noninterest expense	6,687	6,513	3,303	3,153
Income before taxes	3,663	2,799	1,853	1,589
Tax provision	1,263	958	637	557
Net Income	$2,400	$1,841	$1,216	$1,032

Basic EPS	$0.58	$0.45	$0.29	$0.25
Weighted average shares outstanding	4,106,704	4,099,154	4,108,097	4,102,160

Diluted EPS	$0.58	$0.45	$0.29	$0.25
Weighted average diluted shares outstanding	4,133,758	4,120,398	4,134,732	4,121,436

Dividends declared per share 1	$0.34	$0.34	$0.17	$0.17

Selected Financial Ratios
Return on average assets	1.02%	0.88%	1.03%	0.94%
Return on average equity	11.59%	10.01%	11.56%	11.13%
Net interest rate spread	3.64%	3.60%	3.65%	3.55%
Net interest margin	3.84%	3.89%	3.85%	3.81%
Non-performing assets to total assets	0.76%	0.42%
Non-performing loans to total loans	1.27%	0.66%
Allowance for loan losses to non-performing loans	102.57%	127.41%
Allowance for loan losses to total loans	1.28%	0.84%
Shareholders’ equity to total assets	9.01%	8.63%
Dividend payout ratio1	58.62%	75.56%
Book value per share	$10.36	$9.27

1 Greene County Bancorp, MHC, the owner of 56.0% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.

	As of December 31, 2009	As of June 30, 2009
Dollars In thousands, except share data
Assets
Total cash and cash equivalents	$12,056	$9,443
Long term certificate of deposit	1,000	1,000
Securities- available for sale, at fair value	90,438	98,271
Securities- held to maturity, at amortized cost	64,200	63,336
Federal Home Loan Bank stock, at cost	1,891	1,495

Gross loans receivable	286,662	271,001
Less: Allowance for loan losses	(3,678)	(3,420)
Unearned origination fees and costs, net	403	321
Net loans receivable	283,387	267,902

Premises and equipment	15,105	15,274
Accrued interest receivable	2,608	2,448
Prepaid expenses and other assets	2,381	1,152
Other real estate owned	---	215
Total Assets	$473,066	$460,536

Liabilities and shareholders’ equity
Noninterest bearing deposits	$40,730	$39,772
Interest bearing deposits	358,504	358,957
Total deposits	399,234	398,729

Borrowings from FHLB, short term	10,300	---
Borrowings from FHLB, long term	19,000	19,000
Accrued expenses and other liabilities	1,909	2,543
Total liabilities	430,443	420,272
Total shareholders’ equity	42,623	40,264
Total liabilities and shareholders’ equity	$473,066	$460,536
Common shares outstanding	4,115,262	4,105,312
Treasury shares	190,408	200,358

Contact:    Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:      518-943-2600